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                                                                    Exhibit 21.J

                   Subsidiaries of Janex International, Inc.
                   -----------------------------------------
                 (Janex International, Inc. is a subsidiary of
                       Futech Interactive Products, Inc.)

     1. With Design in Mind, a California corporation, a wholly-owned subsidiary

     2. Janex Corporation, a New Jersey corporation, a wholly-owned subsidiary

     3. Pro Gain Company Limited, a Hong Kong corporation, a wholly-owned subsidiary

     4. Malibu Fun Stuffed, Inc., a California corporation, a wholly-owned subsidiary

     5. Malibu Fun Stuffed International Limited, a Hong Kong corporation, a wholly-owned subsidiary